Exhibit 23.1
                       Consent of Independent Accountants




Plan Administrator
Peoples Bancorp Inc. Retirement Savings Plan
Marietta, Ohio

We consent to incorporation by reference in the Registration Statements on Form S-8 (Registration No. 33-1803 and Registration No. 333-108383) of the Peoples Bancorp Inc. Retirement Savings Plan of our report dated May 12, 2004, on our audit of the statement of net assets available for benefits of Peoples Bancorp Inc. Retirement Savings Plan as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003, and the accompanying supplemental schedule, which report appears in the Annual Report on Form 11-K/A of Peoples Bancorp Inc. Retirement Savings Plan.



                                                     /s/ BKD LLP



Cincinnati, Ohio
June 23, 2004